Exhibit 99.3

Item 8.  Financial Statements and Supplementary Data and Report of Independent Registered Public Accounting Firm

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Penske Automotive Group, Inc. and subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors that the Company’s internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation and presentation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (1992). Based on our assessment we believe that, as of December 31, 2013, the Company’s internal control over financial reporting is effective based on those criteria.

The Company acquired Western Star Trucks Australia in August 2013. Management has excluded from its assessment of effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, Western Star Trucks Australia’s internal control over financial reporting which represents total assets constituting 4.5% of the Company’s consolidated total assets as of December 31, 2013.

The Company’s independent registered public accounting firm that audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report appears on page 2.

Penske Automotive Group, Inc.

March 3, 2014

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of UAG UK Holdings Limited and subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors that the Company’s internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation and presentation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (1992). Based on our assessment we believe that, as of December 31, 2013, the Company’s internal control over financial reporting is effective based on those criteria.

The Company acquired Western Star Trucks Australia in August 2013. Management has excluded from its assessment of effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, Western Star Trucks Australia’s internal control over financial reporting which represents total assets constituting 12.3% of the Company’s total assets as of December 31, 2013.

The Company’s independent registered public accounting firm that audited the consolidated financial statements of the Company (not included herein) has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report appears on page 4.

UAG UK Holdings Limited

March 3, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Penske Automotive Group, Inc.
Bloomfield Hills, Michigan

We have audited the accompanying consolidated balance sheets of Penske Automotive Group, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Exhibit 99.5. We also have audited the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits. We did not audit the financial statements or the effectiveness of internal control over financial reporting of UAG UK Holdings Limited and subsidiaries (a consolidated subsidiary), which statements reflect total assets constituting 39% and 35% of consolidated total assets as of December 31, 2013 and 2012, respectively, and total revenues constituting 36%, 36%, and 35% of consolidated total revenues for the years ended December 31, 2013, 2012, and 2011, respectively. Those financial statements and the effectiveness of UAG UK Holdings Limited and subsidiaries’ internal control over financial reporting were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for UAG UK Holdings Limited and subsidiaries and to the effectiveness of UAG UK Holdings Limited and subsidiaries’ internal control over financial reporting, is based solely on the report of the other auditors.

As described in the accompanying Management Report on Internal Control Over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Western Star Trucks Australia (a subsidiary of UAG UK Holdings Limited), which was acquired in August 2013 and which represents total assets constituting 4.5% of the Company’s consolidated total assets as of December 31, 2013.  Accordingly, the audit of the other auditors did not include the internal control over financial reporting at Western Star Trucks Australia.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits, and the report of the other auditors, provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, based on our audits and (as to the amounts included for UAG UK Holdings Limited and subsidiaries) the report of the other auditors, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. Also, in our opinion, based on our audit and the report of the other auditors, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Deloitte & Touche LLP

Detroit, Michigan
March 3, 2014 (except as to the effects of discontinued operations as described in Note 1 to the consolidated financial statements, for which the date is November 18, 2014)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

UAG UK Holdings Limited:

We have audited the consolidated balance sheets of UAG UK Holdings Limited and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule. We also have audited the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. In addition, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Company acquired Western Star Trucks Australia in August 2013. Management has excluded from its assessment of effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, Western Star Trucks Australia’s internal control over financial reporting which represents total assets constituting 12.3% of the Company’s total assets as of December 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Western Star Trucks Australia.

/s/ KPMG Audit Plc

Birmingham, United Kingdom

March 3, 2014  (except as to the effects of discontinued operations as described in Note 1 to the consolidated financial statements, for which the date is November 18, 2014)

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In millions, except share and per share amounts)
ASSETS
Cash and cash equivalents	$49.8	$43.8
Accounts receivable, net of allowance for doubtful accounts of $3.4 and $2.8	600.8	545.1
Inventories	2,518.3	1,959.3
Other current assets	88.4	90.2
Assets held for sale	107.3	164.1

Total current assets	3,364.6	2,802.5
Property and equipment, net	1,232.2	1,013.7
Goodwill	1,144.5	967.3
Franchise value	295.4	271.7
Equity method investments	346.9	303.2
Other long-term assets	31.9	20.6

Total assets	$6,415.5	$5,379.0

LIABILITIES AND EQUITY
Floor plan notes payable	$1,685.1	$1,388.7
Floor plan notes payable — non-trade	901.6	710.4
Accounts payable	373.3	259.8
Accrued expenses	262.6	221.3
Current portion of long-term debt	50.0	19.5
Liabilities held for sale	59.7	95.9

Total current liabilities	3,332.3	2,695.6
Long-term debt	1,033.2	917.1
Deferred tax liabilities	361.4	287.8
Other long-term liabilities	166.5	162.2

Total liabilities	4,893.4	4,062.7
Commitments and contingent liabilities
Equity
Penske Automotive Group stockholders’ equity:
Preferred Stock, $0.0001 par value; 100,000 shares authorized; none issued and outstanding	—	—
Common Stock, $0.0001 par value, 240,000,000 shares authorized; 90,243,731 shares issued and outstanding at December 31, 2013; 90,294,765 shares issued and outstanding at December 31, 2012	—	—
Non-voting Common Stock, $0.0001 par value, 7,125,000 shares authorized; none issued and outstanding	—	—
Class C Common Stock, $0.0001 par value, 20,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in-capital	693.6	700.0
Retained earnings	799.2	611.0
Accumulated other comprehensive income (loss)	11.6	(6.8)

Total Penske Automotive Group stockholders’ equity	1,504.4	1,304.2

Non-controlling interest	17.7	12.1

Total equity	1,522.1	1,316.3

Total liabilities and equity	$6,415.5	$5,379.0

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012	2011
	(In millions, except share and per share amounts)
Revenue:
New vehicle	$7,538.3	$6,682.5	$5,537.2
Used vehicle	4,210.4	3,674.6	3,166.7
Finance and insurance, net	371.7	319.4	267.1
Service and parts	1,535.7	1,429.9	1,311.9
Fleet and wholesale	702.7	846.9	643.5
Commercial vehicle and car rental	205.1	4.0	—
Total revenues	$14,563.9	$12,957.3	$10,926.4
Cost of sales:
New vehicle	6,958.0	6,141.9	5,077.5
Used vehicle	3,902.5	3,394.6	2,917.6
Service and parts	624.6	597.4	560.3
Fleet and wholesale	691.8	836.2	638.4
Commercial vehicle and car rental	148.4	1.2	—
Total cost of sales	12,325.3	10,971.3	9,193.8
Gross profit	2,238.6	1,986.0	1,732.6
Selling, general and administrative expenses	1,744.6	1,570.5	1,394.6
Depreciation	61.1	52.9	45.8
Operating income	432.9	362.6	292.2
Floor plan interest expense	(43.3)	(38.1)	(26.6)
Other interest expense	(47.7)	(46.6)	(44.1)
Debt discount amortization	—	—	(1.7)
Equity in earnings of affiliates	30.7	27.6	25.4
Debt redemption costs	—	(17.8)	—
Income from continuing operations before income taxes	372.6	287.7	245.2
Income taxes	(123.2)	(93.4)	(70.6)
Income from continuing operations	249.4	194.3	174.6
Income (Loss) from discontinued operations, net of tax	(3.7)	(7.1)	3.7
Net income	245.7	187.2	178.3
Less: Income attributable to non-controlling interests	1.5	1.7	1.4
Net income attributable to Penske Automotive Group common stockholders	$244.2	$185.5	$176.9
Basic earnings per share attributable to Penske Automotive Group common stockholders:
Continuing operations	$2.75	$2.13	$1.90
Discontinued operations	(0.04)	(0.08)	0.04
Net income attributable to Penske Automotive Group common stockholders	$2.71	$2.05	$1.94
Shares used in determining basic earnings per share	90,273,747	90,318,315	91,153,620
Diluted earnings per share attributable to Penske Automotive Group common stockholders:
Continuing operations	$2.74	$2.13	$1.90
Discontinued operations	(0.04)	(0.08)	0.04
Net income attributable to Penske Automotive Group common stockholders	$2.70	$2.05	$1.94
Shares used in determining diluted earnings per share	90,330,621	90,342,315	91,274,132
Amounts attributable to Penske Automotive Group common stockholders:
Income from continuing operations	$249.4	$194.3	$174.6
Less: Income attributable to non-controlling interests	1.5	1.7	1.4
Income from continuing operations, net of tax	247.9	192.6	173.2
Income (loss) from discontinued operations, net of tax	(3.7)	(7.1)	3.7
Net income attributable to Penske Automotive Group common stockholders	$244.2	$185.5	$176.9

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Net Income	$245.7	$187.2	$178.3
Other Comprehensive Income:
Foreign currency translation adjustment	11.5	18.5	(5.8)
Unrealized gain (loss) on interest rate swaps:
Unrealized gain (loss) arising during the period, net of tax benefit of $0.3, $2.1, and $6.3, respectively	(0.4)	(3.2)	(9.7)
Reclassification adjustment for loss included in floor plan interest expense, net of tax provision of $2.9, $2.8, and $0.0, respectively	4.4	4.2	0.1
Unrealized gain (loss) on interest rate swaps, net of tax	4.0	1.0	(9.6)
Other adjustments to Comprehensive Income, net	3.4	(1.9)	(8.7)
Other Comprehensive Income (Loss), Net of Taxes	18.9	17.6	(24.1)
Comprehensive Income	264.6	204.8	154.2
Less: Comprehensive income attributable to non-controlling interests	2.0	1.9	1.4
Comprehensive income attributable to Penske Automotive Group common stockholders	$262.6	$202.9	$152.8

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Operating Activities:
Net income	$245.7	$187.2	$178.3
Adjustments to reconcile net income to net cash from continuing operating activities:
Depreciation	61.1	52.9	45.8
Debt discount amortization	—	—	1.7
Earnings of equity method investments	(23.0)	(18.6)	(25.4)
(Income) loss from discontinued operations, net of tax	3.7	7.1	(3.7)
Deferred income taxes	77.6	83.8	47.2
Debt redemption costs	—	17.8	—
Changes in operating assets and liabilities:
Accounts receivable	(39.1)	(87.5)	(63.7)
Inventories	(392.7)	(321.9)	(91.9)
Floor plan notes payable	293.9	409.4	85.3
Accounts payable and accrued expenses	79.2	13.8	(29.7)
Other	5.7	(20.5)	(9.6)
Net cash from (used in) continuing operating activities	312.1	323.5	134.3
Investing Activities:
Purchase of equipment and improvements	(169.6)	(152.0)	(131.2)
Purchase of car rental vehicles	(86.4)	(9.9)	—
Proceeds from sale-leaseback transactions	—	1.6	—
Acquisitions net, including repayment of sellers’ floor plan notes payable of $29.6, $74.9 and $54.5, respectively	(338.1)	(250.2)	(232.1)
Other	6.7	8.8	2.9
Net cash from (used in) continuing investing activities	(587.4)	(401.7)	(360.4)
Financing Activities:
Proceeds from borrowings under U.S. credit agreement revolving credit line	1,102.8	761.3	663.4
Repayments under U.S. credit agreement revolving credit line	(1,062.8)	(843.3)	(531.4)
Repayments under U.S. credit agreement term loan	(12.0)	(17.0)	(7.0)
Issuance of 5.75% senior subordinated notes	—	550.0	—
Repurchase of 7.75% senior subordinated notes	—	(390.8)	—
Repurchase of 3.5% senior subordinated convertible notes	—	(62.7)	(87.3)
Net borrowings (repayments) of other long-term debt	53.1	47.3	30.2
Net borrowings (repayments) of floor plan notes payable — non-trade	191.3	70.5	197.0
Proceeds from borrowings under car rental revolver	109.0	23.2	—
Repayments under car rental revolver	(45.3)	—	—
Payment of deferred financing fees	—	(8.6)	—
Proceeds from exercises of options, including excess tax benefit	—	—	3.4
Repurchases of common stock	(15.8)	(9.8)	(44.3)
Dividends	(56.0)	(41.5)	(22.0)
Other	0.2	(1.1)	—
Net cash from (used in) continuing financing activities	264.5	77.5	202.0
Discontinued operations:
Net cash from (used in) discontinued operating activities	7.6	0.3	(71.9)
Net cash from (used in) discontinued investing activities	28.9	33.3	89.4
Net cash from (used in) discontinued financing activities	(19.7)	(15.9)	15.3
Net cash from (used in) discontinued operations	16.8	17.7	32.8
Net change in cash and cash equivalents	6.0	17.0	8.7
Cash and cash equivalents, beginning of period	43.8	26.8	18.1
Cash and cash equivalents, end of period	$49.8	$43.8	$26.8

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$92.2	$76.3	$73.1
Income taxes	33.5	41.9	53.1
Seller financed/assumed debt	—	—	4.9

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENT OF EQUITY

	Voting and Non-voting Common Stock		Additional		Accumulated Other	Total Stockholders’ Equity Attributable to
	Issued Shares	Amount	Paid-in Capital	Retained Earnings	Comprehensive Income (Loss)	Penske Automotive Group	Non-controlling Interest	Total Equity
Balance, January 1, 2011	92,099,552	$—	$738.7	$312.1	$(0.1)	$1,050.7	$4.3	$1,055.0
Equity compensation	391,904	—	5.1	—	—	5.1	—	5.1
Exercise of options, including tax benefit of $0.2	235,668	—	3.4	—	—	3.4	—	3.4
Repurchase of common stock	(2,449,768)	—	(44.3)	—	—	(44.3)	—	(44.3)
Dividends ($0.24 per share)	—	—	—	(22.0)	—	(22.0)	—	(22.0)
Distributions to non-controlling interests	—	—	—	—	—	—	(1.4)	(1.4)
Purchase of subsidiary shares from non-controlling interest	—	—	(0.8)	—	—	(0.8)	—	(0.8)
Sale of subsidiary shares to non-controlling interest	—	—	0.2	—	—	0.2	0.1	0.3
Foreign currency translation	—	—	—	—	(5.8)	(5.8)	—	(5.8)
Interest rate swaps	—	—	—	—	(9.6)	(9.6)	—	(9.6)
Other	—	—	—	—	(8.7)	(8.7)	—	(8.7)
Net income	—	—	—	176.9	—	176.9	1.4	178.3
Balance, December 31, 2011	90,277,356	—	702.3	467.0	(24.2)	1,145.1	4.4	1,149.5
Equity compensation	423,040	—	6.6	—	—	6.6	—	6.6
Repurchase of common stock	(405,631)	—	(9.8)	—	—	(9.8)	—	(9.8)
Dividends ($0.46 per share)	—	—	—	(41.5)	—	(41.5)	—	(41.5)
Repurchase of 3.5% senior subordinated convertible notes	—	—	0.6	—	—	0.6	—	0.6
Distributions to non-controlling interests	—	—	—	—	—	—	(1.4)	(1.4)
Sale of subsidiary shares to non-controlling interest	—	—	0.3	—	—	0.3	7.2	7.5
Foreign currency translation	—	—	—	—	18.3	18.3	0.2	18.5
Interest rate swaps	—	—	—	—	1.0	1.0	—	1.0
Other	—	—	—	—	(1.9)	(1.9)	—	(1.9)
Net income	—	—	—	185.5	—	185.5	1.7	187.2
Balance, December 31, 2012	90,294,765	—	700.0	611.0	(6.8)	1,304.2	12.1	1,316.3
Equity compensation	456,784	—	9.2	—	—	9.2	—	9.2
Repurchase of common stock	(507,818)	—	(15.8)	—	—	(15.8)	—	(15.8)
Dividends ($0.62 per share)	—	—	—	(56.0)	—	(56.0)	—	(56.0)
Distributions to non-controlling interests	—	—	—	—	—	—	(1.3)	(1.3)
Sale of subsidiary shares to non-controlling interest	—	—	0.2	—	—	0.2	4.3	4.5
Deconsolidation of Italian investment	—	—	—	—	—	—	(8.3)	(8.3)
Reconsolidation of Italian investment	—	—	—	—	—	—	8.9	8.9
Foreign currency translation	—	—	—	—	11.0	11.0	0.5	11.5
Interest rate swaps	—	—	—	—	4.0	4.0	—	4.0
Other	—	—	—	—	3.4	3.4	—	3.4
Net income	—	—	—	244.2	—	244.2	1.5	245.7
Balance, December 31, 2013	90,243,731	$—	$693.6	$799.2	$11.6	$1,504.4	$17.7	$1,522.1

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In millions, except share and per share amounts)

1.  Organization and Summary of Significant Accounting Policies

Unless the context otherwise requires, the use of the terms “PAG,” “we,” “us,” and “our” in these Notes to the Consolidated Financial Statements refers to Penske Automotive Group, Inc. and its consolidated subsidiaries.

Business Overview and Concentrations

We are an international transportation services company, operating retail automotive dealerships, commercial vehicle distribution and car rental franchises.

Automotive Dealership. We are the second largest automotive retailer headquartered in the U.S. as measured by the $14.6 billion in total revenue we generated in 2013. As of December 31, 2013, we operated 324 automotive retail franchises, of which 176 franchises are located in the U.S. and 148 franchises are located outside of the U.S. The franchises outside the U.S. are located primarily in the U.K.

We are engaged in the sale of new and used motor vehicles and related products and services, including vehicle service, collision repair, and placement of finance and lease contracts, third-party insurance products and other aftermarket products. We operate dealerships under franchise agreements with a number of automotive manufacturers and distributors. In accordance with individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships, or the loss of a significant number of franchise agreements, could have a material impact on our results of operations, financial position and cash flows.

For the year ended December 31, 2013, BMW/MINI franchises accounted for 25% of our total automotive dealership revenues, Audi/Volkswagen/Porsche/Bentley franchises accounted for 21%, Toyota/Lexus/Scion franchises accounted for 15%, Honda/Acura franchises accounted for 11%, and Mercedes-Benz/Sprinter/smart accounted for 11%. No other manufacturers’ franchises accounted for more than 10% of our total automotive dealership revenues. At December 31, 2013 and 2012, we had receivables from manufacturers of $144.9 million and $124.7 million, respectively. In addition, a large portion of our contracts in transit, which are included in accounts receivable, are due from manufacturers’ captive finance subsidiaries.

During the year ended December 31, 2013, we acquired nine franchises. We were also awarded one franchise. We disposed of 30 franchises representing ten different brands, principally consisting of ten Toyota/Lexus and fifteen Chrysler/Jeep/Dodge franchises in the U.K.

Commercial Vehicle. On August 30, 2013, we completed the acquisition of Western Star Trucks Australia, the exclusive importer and distributor of Western Star heavy duty trucks (a Daimler brand), MAN heavy and medium duty trucks and buses (a VW Group brand), and Dennis Eagle refuse collection vehicles, together with associated parts across Australia, New Zealand and portions of Southeast Asia. The business also includes three retail commercial vehicle dealerships. From our acquisition of this business on August 30, 2013 through December 31, 2013, this business generated $152.5 million of revenue through the distribution and retail sale of vehicles and parts to a network of more than 70 dealership locations.

Car Rental. We are the Hertz car rental franchisee in the Memphis, Tennessee market and certain Indiana markets. We currently manage more than fifty on- and off-airport Hertz car rental locations. Our car rental business generated $52.6 million of revenue during the year ended December 31, 2013 and complements our existing U.S. automotive dealership operations.

Penske Truck Leasing. We hold a 9.0% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading provider of transportation services and supply chain management.

Basis of Presentation

Results for 2012 include $17.8 million of pre-tax costs associated with the repurchase and redemption of our previously outstanding $375.0 million of 7.75% senior subordinated notes. Results for 2011 include an $11.0 million net income tax benefit. The components of the net benefit include (a) a $17.0 million positive adjustment primarily from the release of amounts previously recorded in the U.K. as uncertain tax positions as such positions were accepted by the U.K. tax authorities and (b) a negative adjustment relating to a valuation allowance against certain U.K. deferred tax assets of $6.0 million as evidence supporting the future realizability of such assets was no longer available.

The consolidated financial statements include all majority-owned subsidiaries. Investments in affiliated companies, representing an ownership interest in the voting stock of the affiliate of between 20% and 50% or an investment in a limited partnership or a limited liability corporation for which our investment is more than minor, are stated at the cost of acquisition plus our equity in undistributed net earnings since acquisition. All intercompany accounts and transactions have been eliminated in consolidation. We evaluated subsequent events through March 3, 2014, the date the consolidated financial statements were filed with the SEC, except as to the effects of discontinued operations as described below, for which the date is November 18, 2014.

The consolidated financial statements, including the comparative periods presented, have been adjusted for entities that have been treated as discontinued operations through September 30, 2014 in accordance with generally accepted accounting principles.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounts requiring the use of significant estimates include accounts receivable, inventories, income taxes, intangible assets and certain reserves.

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments that have an original maturity of three months or less at the date of purchase.

Contracts in Transit

Contracts in transit represent receivables from unaffiliated finance companies relating to the sale of customers’ installment sales and lease contracts arising in connection with the sale of a vehicle by us. Contracts in transit, included in accounts receivable, net in our consolidated balance sheets, amounted to $251.6 million and $231.5 million as of December 31, 2013 and 2012, respectively.

Inventory Valuation

Inventories are stated at the lower of cost or market. Cost for new and used vehicle inventories includes acquisition, reconditioning, dealer installed accessories, and transportation expenses and is determined using the specific identification method. Inventories of automotive dealership parts and accessories are accounted for using the “first-in, first-out” (“FIFO”) method of inventory accounting and the cost is based on factory list prices.

Property and Equipment

Property and equipment are recorded at cost and depreciated over estimated useful lives using the straight-line method. Useful lives for purposes of computing depreciation for assets, other than leasehold improvements, range between 3 and 15 years. Car rental fleet vehicles are depreciated to estimated fair market value over a period between 12 and 24 months, which is the average length of time a vehicle remains in our car rental fleet. Leasehold improvements and equipment under capital lease are depreciated over the shorter of the term of the lease or the estimated useful life of the asset, not to exceed 40 years.

Expenditures relating to recurring repair and maintenance are expensed as incurred. Expenditures that increase the useful life or substantially increase the serviceability of an existing asset are capitalized. When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet, with any resulting gain or loss being reflected in income.

Income Taxes

Tax regulations may require items to be included in our tax return at different times than those items are reflected in our financial statements. Some of the differences are permanent, such as expenses that are not deductible on our tax return, and some are temporary differences, such as the timing of depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that will be used as a tax deduction or credit in our tax return in future years which we have already recorded in our financial statements. Deferred tax liabilities generally represent deductions taken on our tax return that have not yet been recognized as an expense in our financial statements. We establish valuation allowances for our deferred tax assets if the amount of expected future taxable income is not more likely than not to allow for the use of the deduction or credit.

Intangible Assets

Our principal intangible assets relate to our franchise agreements with vehicle manufacturers and distributors, which represent the estimated value of franchises acquired in business combinations, and goodwill, which represents the excess of cost over the fair value of tangible and identified intangible assets acquired in business combinations. We believe the franchise values of our automotive dealerships have an indefinite useful life based on the following:

•                  Automotive retailing is a mature industry and is based on franchise agreements with the vehicle manufacturers and distributors;

•                  There are no known changes or events that would alter the automotive retailing franchise environment;

•                  Certain franchise agreement terms are indefinite;

•                  Franchise agreements that have limited terms have historically been renewed by us without substantial cost; and

•                  Our history shows that manufacturers and distributors have not terminated our franchise agreements.

We also believe the franchise values of our car rental market areas have an indefinite useful life because car rental is a mature industry for which the franchise environment is relatively static. Also, we do not anticipate difficulty renewing our long-term franchise agreements.

Impairment Testing

Franchise value impairment is assessed during the fourth quarter every year and upon the occurrence of an indicator of impairment through a comparison of its carrying amount and estimated fair value. An indicator of impairment exists if the carrying value of a franchise exceeds its estimated fair value and an impairment loss may be recognized up to that excess. The fair value of franchise value is determined using a discounted cash flow approach, which includes assumptions about revenue and profitability growth, franchise profit margins, and the cost of capital. We also evaluate our franchise agreements in connection with the annual impairment testing to determine whether events and circumstances continue to support our assessment that the franchise agreements have an indefinite life.

Goodwill impairment is assessed at the reporting unit level during the fourth quarter every year and upon the occurrence of an indicator of impairment. Our operations are organized by management into operating segments by line of business and geography. We have determined that we have two reportable segments as defined in generally accepted accounting principles for segment reporting: (i) Retail, consisting of our automotive retail operations, and (ii) Other, consisting of our commercial vehicle operating segment, our car rental business operating segment, and our investments in non-automotive retail operations. We have determined that the dealerships in each of our operating segments within the Retail reportable segment are components that are aggregated into four geographical reporting units for the purpose of goodwill impairment testing, as they (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). The geographic reporting units are Eastern, Central, and Western United States and International. The goodwill included in our Other reportable segment relates to our commercial vehicle operating segment and our car rental business operating segment. The car rental business operating segment has been identified as its own reporting unit. Our commercial vehicle operating segment has two geographic reporting units.

For our retail operations reporting unit, we prepare a qualitative assessment of the carrying value of goodwill using the criteria in ASC 350-20-35-3 to determine whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. If it were determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, additional analysis would be unnecessary. During 2013, we concluded that it was not more likely than not that any of the retail operations reporting units’ fair values were less than their carrying amount. If the additional impairment testing was necessary, we would have estimated the fair value of our reporting units using an “income” valuation approach. The “income” valuation approach estimates our enterprise value using a net present value model, which discounts projected free cash flows of our business using the weighted average cost of capital as the discount rate. In connection with this process, we also reconcile the estimated aggregate fair values of our reporting units to our market capitalization. We believe that this reconciliation process is consistent with a market participant perspective. This consideration would also include a control premium that represents the estimated amount an investor would pay for our equity securities to obtain a controlling interest and other significant assumptions including revenue and profitability growth, franchise profit margins, residual values and the cost of capital.

For our car rental business reporting unit, we performed our initial impairment test by comparing the estimated fair value of the reporting unit with its carrying value. We estimated the fair value of our reporting unit using an “income” valuation approach. We concluded that the fair value of the reporting unit exceeded its carrying value.

Investments

We account for each of our investments under the equity method, pursuant to which we record our proportionate share of the investee’s income each period. The net book value of our investments was $346.9 million and $303.2 million as of December 31, 2013 and 2012, respectively. Investments for which there is not a liquid, actively traded market are reviewed periodically by management for indicators of impairment. If an indicator of impairment is identified, management estimates the fair value of the investment using a discounted cash flow approach, which includes assumptions relating to revenue and profitability growth, profit margins, residual values and the cost of capital. Declines in investment values that are deemed to be other than temporary may result in an impairment charge reducing the investments’ carrying value to fair value.

Foreign Currency Translation

For all of our foreign operations, the functional currency is the local currency. The revenue and expense accounts of our foreign operations are translated into U.S. dollars using the average exchange rates that prevailed during the period. Assets and liabilities of foreign operations are translated into U.S. dollars using period end exchange rates. Cumulative translation adjustments relating to foreign functional currency assets and liabilities are recorded in accumulated other comprehensive income (loss), a separate component of equity.

Fair Value of Financial Instruments

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Our financial instruments consist of cash and cash equivalents, debt, floor plan notes payable, forward exchange contracts and interest rate swaps used to hedge future cash flows. Other than our fixed rate debt, the carrying amount of all significant financial instruments approximates fair value due either to length of maturity, the existence of variable interest rates that approximate prevailing market rates, or as a result of mark to market accounting.

Our fixed rate debt consists of amounts outstanding under our senior subordinated notes and mortgage facilities. We estimate the fair value of our senior unsecured notes using quoted prices for the identical liability (Level 2), and we estimate the fair value of our mortgage facilities using a present value technique based on our current market interest rates for similar types of financial instruments (Level 2). A summary of the carrying values and fair values of our 5.75% senior subordinated notes and our fixed rate mortgage facilities are as follows:

	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
5.75% senior subordinated notes due 2022	$550.0	$565.1	$550.0	$563.8
Mortgage facilities	118.6	117.0	104.0	105.5

Revenue Recognition

Vehicle, Parts and Service Sales

We record revenue when vehicles are delivered and title has passed to the customer, when vehicle service or repair work is completed and when parts are delivered to our customers. Sales promotions that we offer to customers are accounted for as a reduction of revenues at the time of sale. Rebates and other incentives offered directly to us by manufacturers are recognized as a reduction of cost of sales. Reimbursements of qualified advertising expenses are treated as a reduction of selling, general and administrative expenses. The amounts received under certain manufacturer rebate and incentive programs are based on the attainment of program objectives, and such earnings are recognized either upon the sale of the vehicle for which the award was received, or upon attainment of the particular program goals if not associated with individual vehicles. Taxes collected from customers and remitted to governmental authorities are recorded on a net basis (excluded from revenue).

Finance and Insurance Sales

Subsequent to the sale of a vehicle to a customer, we sell installment sale contracts to various financial institutions on a non-recourse basis (with specified exceptions) to mitigate the risk of default. We receive a commission from the lender equal to either the difference between the interest rate charged to the customer and the interest rate set by the financing institution or a flat fee. We also receive commissions for facilitating the sale of various products to customers, including guaranteed auto protection insurance, vehicle theft protection and extended service contracts. These commissions are recorded as revenue at the time the customer enters into the contract. In the case of finance contracts, a customer may prepay or fail to pay their contract, thereby terminating the contract. Customers may also terminate extended service contracts and other insurance products, which are fully paid at purchase, and become eligible for refunds of unused premiums. In these circumstances, a portion of the commissions we received may be charged back based on the terms of the contracts. The revenue we record relating to these transactions is net of an estimate of the amount of chargebacks we will be required to pay. Our estimate is based upon our historical experience with similar contracts, including the impact of refinance and default rates on retail finance contracts and cancellation rates on extended service contracts and other insurance products. Aggregate reserves relating to chargeback activity were $23.3 million and $23.4 million as of December 31, 2013 and 2012, respectively.

Commercial Vehicle Revenue

Revenue from the distribution of goods is recognized at the time of delivery of goods to the retailer.

Car Rental Revenue

Rental and rental related revenues are recognized over the period the vehicles and accessories are rented based on the terms of the rental contract. Taxes collected from customers and remitted to the governmental authorities are recorded on a net basis (excluded from revenue).

Defined Contribution Plans

We sponsor a number of defined contribution plans covering a significant majority of our employees. Our contributions to such plans are discretionary and are based on the level of compensation and contributions by plan participants. We incurred expense of $15.1 million, $13.7 million, and $11.8 million relating to such plans during the years ended December 31, 2013, 2012, and 2011, respectively.

Advertising

Advertising costs are expensed as incurred or when such advertising takes place. We incurred net advertising costs of $81.8 million, $80.1 million, and $67.7 million during the years ended December 31, 2013, 2012, and 2011, respectively. Qualified advertising expenditures reimbursed by manufacturers, which are treated as a reduction of advertising expense, were $13.1 million, $12.1 million, and $10.5 million during the years ended December 31, 2013, 2012, and 2011, respectively.

Self Insurance

We retain risk relating to certain of our general liability insurance, workers’ compensation insurance, auto physical damage insurance, property insurance, employment practices liability insurance, directors and officers insurance, and employee medical benefits in the U.S. As a result, we are likely to be responsible for a significant portion of the claims and losses incurred under these programs. The amount of risk we retain varies by program, and, for certain exposures, we have pre-determined maximum loss limits for certain individual claims and/or insurance periods. Losses, if any, above such pre-determined loss limits are paid by third-party insurance carriers. Certain insurers have limited available property coverage in response to the natural catastrophes experienced in recent years. Our estimate of future losses is prepared by management using our historical loss experience and industry-based development factors. Aggregate reserves relating to retained risk were $21.1 million and $20.1 million as of December 31, 2013 and 2012, respectively. Changes in the reserve estimate during 2013 relate primarily to our general liability and workers compensation programs.

Earnings Per Share

Basic earnings per share is computed using net income attributable to Penske Automotive Group common stockholders and the number of weighted average shares of voting common stock outstanding, including outstanding unvested restricted stock awards which contain rights to non-forfeitable dividends. Diluted earnings per share is computed using net income attributable to Penske Automotive Group common stockholders and the number of weighted average shares of voting common stock outstanding, adjusted for the dilutive effect of stock options. A reconciliation of the number of shares used in the calculation of basic and diluted earnings per share for the years ended December 31, 2013, 2012, and 2011 follows:

	Year Ended December 31,
	2013	2012	2011
Weighted average number of common shares outstanding	90,273,747	90,318,315	91,153,620
Effect of non-participatory equity compensation	56,874	24,000	120,512
Weighted average number of common shares outstanding, including effect of dilutive securities	90,330,621	90,342,315	91,274,132

Hedging

Generally accepted accounting principles relating to derivative instruments and hedging activities require all derivatives, whether designated in hedging relationships or not, to be recorded on the balance sheet at fair value. These accounting principles also define requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recorded in earnings immediately. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recorded in earnings. If the derivative is designated as a cash-flow hedge, effective changes in the fair value of the derivative are recorded in accumulated other comprehensive income (loss), a separate component of equity, and recorded in the income statement only when the hedged item affects earnings. Changes in the fair value of the derivative attributable to hedge ineffectiveness are recorded in earnings immediately.

Stock-Based Compensation

Generally accepted accounting principles relating to share-based payments require us to record compensation expense for all awards based on their grant-date fair value. Our share-based payments have generally been in the form of “non-vested shares,” the fair value of which are measured as if they were vested and issued on the grant date.

New Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2013-02, “Comprehensive Income (Topic 220) — Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU No. 2013-02 requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, we are required to present either on the face of the statement of income or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. We complied with the disclosure requirements of this ASU as shown in Note 15.

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830) — Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” ASU No. 2013-05 resolves the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. This ASU is effective prospectively for the first annual period beginning after December 15, 2013. We do not expect adoption of ASU No. 2013-05 to affect our consolidated financial position, results of operations, or cash flows.

In July 2013, the FASB issued ASU No. 2013-10, “Derivatives and Hedging (Topic 815) — Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” The amendments in ASU No. 2013-10 permit the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to UST and LIBOR. This ASU is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We do not expect the adoption of ASU No. 2013-10 to affect our consolidated financial position, results of operations, or cash flows.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740) — Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU No. 2013-11 resolves the diversity in practice regarding the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU is effective for the first annual period beginning after December 15, 2013. We do not expect adoption of ASU No. 2013-11 to affect our consolidated financial position, results of operations, or cash flows.

2.  Equity Method Investees

As of December 31, 2013, we have investments in the following companies that are accounted for under the equity method: the Jacobs Group (50%), the Nix Group (50%), Penske Wynn Ferrari Maserati (50%), Max Cycles (50%), Innovative Media (45%), QEK Global Solutions (31%), Around-The Clock Freightliner (27%), Fleetwash, LLC (7%), and National Powersport Auctions (7%). Jacobs Group, Nix Group, and Penske Wynn Ferrari Maserati are engaged in the sale and servicing of automobiles. Max Cycles is engaged in the sale and servicing of BMW motorcycles, Innovative Media provides dealership graphics, QEK is an automotive fleet management company, Around-The Clock Freightliner is a retailer of Daimler branded medium, heavy and light-duty trucks in Texas and Oklahoma, Fleetwash provides vehicle fleet washing services, and National Powersport Auctions is an auctioneer of powersport vehicles. These investments in entities accounted for under the equity method amounted to $78.1 million and $60.4 million at December 31, 2013 and 2012, respectively.

We also have a 9.0% limited partnership interest in PTL, a leading provider of transportation services and supply chain management. Our investment in PTL, which is accounted for under the equity method, amounted to $268.8 and $242.8 million at December 31, 2013 and 2012, respectively.

The combined results of operations and financial position of our equity method investees are summarized as follows:

Condensed income statement information:

	Year Ended December 31,
	2013	2012	2011
Revenues	$6,177.0	$6,043.4	$5,970.6
Gross margin	2,043.5	1,897.3	1,802.3
Net income	304.0	284.2	255.1
Equity in net income of affiliates	30.7	27.6	25.4

Condensed balance sheet information:

	December 31,
	2013	2012
Current assets	$1,194.2	$1,129.7
Noncurrent assets	8,377.8	8,139.1
Total assets	$9,572.0	$9,268.8

Current liabilities	$888.8	$866.2
Noncurrent liabilities	6,517.5	6,475.5
Equity	2,165.7	1,927.1
Total liabilities and equity	$9,572.0	$9,268.8

3.  Business Combinations

During 2013 we acquired our commercial vehicle business, one Hertz car rental franchise market area and nine automotive retail franchises. These 2013 acquirees generated $229.1 million of revenue and $9.7 million of pre-tax income from our date of acquisition through December 31, 2013. During 2012 we acquired 26 franchises in our automotive retail operations. Our financial statements include the results of operations of the acquired entities from the date of acquisition. The fair value of the assets acquired and liabilities assumed have been recorded in our consolidated financial statements, and may be subject to adjustment pending completion of final valuation. A summary of the aggregate consideration paid and the aggregate amounts of the assets acquired and liabilities assumed for the years ended December 31, 2013 and 2012 follows:

	December 31,
	2013	2012
Accounts receivable	$20.1	$28.9
Inventory	161.6	123.7
Other current assets	2.7	0.6
Property and equipment	34.1	64.2
Indefinite-lived intangibles	191.4	115.1
Other non-current assets	9.0	0.7
Current liabilities	(79.5)	(59.7)
Non-current liabilities	(1.3)	(23.3)
Total cash used in acquisitions	338.1	250.2

The following unaudited consolidated pro forma results of operations of PAG for the years ended December 31, 2013 and 2012 give effect to acquisitions consummated during 2013 and 2012 as if they had occurred on January 1, 2012:

	Year Ended December 31,
	2013	2012
Revenues	$15,136.2	$14,026.4
Income from continuing operations	264.2	221.9
Net income	260.5	214.8
Income from continuing operations per diluted common share	$2.92	$2.46
Net income per diluted common share	$2.88	$2.38

4.  Discontinued Operations

We account for dispositions in our retail operations as discontinued operations when it is evident that the operations and cash flows of a franchise being disposed of will be eliminated from on-going operations and that we will not have any significant continuing involvement in its operations.

In evaluating whether the cash flows of a dealership in our Retail reportable segment will be eliminated from ongoing operations, we consider whether it is likely that customers will migrate to similar franchises that we own in the same geographic market. Our consideration includes an evaluation of the brands sold at other dealerships we operate in the market and their proximity to the disposed dealership. When we dispose of franchises, we typically do not have continuing brand representation in that market. If the franchise being disposed of is located in a complex of PAG owned dealerships, we do not treat the disposition as a discontinued operation if we believe that the cash flows previously generated by the disposed franchise will be replaced by expanded operations of the remaining or replacement franchises.

Combined financial information regarding entities accounted for as discontinued operations follows:

	Year Ended December 31,
	2013	2012	2011
Revenues	$404.7	$635.8	$943.1
Pre-tax income (loss)	(4.6)	(15.1)	3.1
Gain (loss) on disposal	0.8	8.1	3.3

	2013	2012
Inventory	$55.8	$85.6
Other assets	51.5	78.5
Total assets	107.3	164.1

Floor plan notes payable (including non-trade)	43.6	71.4
Other liabilities	16.1	24.5
Total liabilities	59.7	95.9

5.  Inventories

Inventories consisted of the following:

	December 31,
	2013	2012
New vehicles	$1,709.4	$1,397.4
Used vehicles	585.5	477.0
Commercial vehicles	126.9	—
Parts, accessories and other	96.5	84.9

Total inventories	$2,518.3	$1,959.3

We receive credits from certain vehicle manufacturers that reduce cost of sales when the vehicles are sold. Such credits amounted to $34.7 million, $31.0 million, and $27.1 million during the years ended December 31, 2013, 2012, and 2011, respectively.

6.  Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2013	2012
Buildings and leasehold improvements	$1,086.6	$930.9
Furniture, fixtures and equipment	571.3	425.5
Total	1,657.9	1,356.4
Less: Accumulated depreciation	(425.7)	(342.7)
Property and equipment, net	$1,232.2	$1,013.7

As of December 31, 2013 and 2012, approximately $27.8 million and $27.3 million, respectively, of capitalized interest is included in buildings and leasehold improvements and is being depreciated over the useful life of the related assets.

7.  Intangible Assets

Following is a summary of the changes in the carrying amount of goodwill and franchise value during the years ended December 31, 2013 and 2012, net of accumulated impairment losses recorded prior to December 31, 2011 of $606.3 million and $37.1 million, respectively:

	Goodwill	Franchise Value
Balance — December 31, 2011	$889.9	$214.4
Additions	61.7	53.4
Foreign currency translation	15.7	3.9
Balance — December 31, 2012	967.3	271.7
Additions	169.3	22.1
Deconsolidation of Italian investment	(7.2)	(2.9)
Reconsolidation of Italian investment	7.4	3.1
Foreign currency translation	7.7	1.4
Balance — December 31, 2013	$1,144.5	$295.4

Following is a summary of the changes in the carrying amount of goodwill by reportable segment during the years ended December 31, 2013 and 2012:

	Retail	Other	Total
Balance — December 31, 2011	$889.9	$—	$889.9
Additions	57.8	3.9	61.7
Foreign currency translation	15.7	—	15.7
Balance — December 31, 2012	963.4	3.9	967.3
Additions	49.6	119.7	169.3
Deconsolidation of Italian investment	(7.2)	—	(7.2)
Reconsolidation of Italian investment	7.4	—	7.4
Foreign currency translation	9.2	(1.5)	7.7
Balance — December 31, 2013	$1,022.4	$122.1	$1,144.5

We test for impairment in our intangible assets at least annually. We did not record any impairment charges relating to our intangibles in 2013, 2012 or 2011.

8.  Vehicle Financing

We finance substantially all of the commercial vehicles we purchase for distribution, new vehicles for retail sale and a portion of our used vehicle inventories for retail sale under revolving floor plan arrangements with various lenders, including the captive finance companies associated with automotive manufacturers. In the U.S., the floor plan arrangements are due on demand; however, we have not historically been required to repay floor plan advances prior to the sale of the vehicles that have been financed. We typically make monthly interest payments on the amount financed. Outside of the U.S., substantially all of the floor plan arrangements are payable on demand or have an original maturity of 90 days or less, and we are generally required to repay floor plan advances at the earlier of the sale of the vehicles that have been financed or the stated maturity.

The floor plan agreements typically grant a security interest in substantially all of the assets of our dealership subsidiaries, and in the U.S., Australia and New Zealand are guaranteed by us. Interest rates under the floor plan arrangements are variable and increase or decrease based on changes in the prime rate, defined London Interbank Offered Rate (“LIBOR”), the Finance House Bank Rate, the Euro Interbank Offered Rate or Australian or New Zealand Bank Bill Swap Rate (“BBSW”). The weighted average interest rate on floor plan borrowings, including the effect of the interest rate swap discussed in Note 10, was 1.9%, 2.1%, and 1.8% for 2013, 2012, and 2011, respectively. We classify floor plan notes payable to a party other than the manufacturer of a particular new vehicle, and all floor plan notes payable relating to pre-owned vehicles, as floor plan notes payable — non-trade on our consolidated balance sheets and classify related cash flows as a financing activity on our consolidated statements of cash flows.

9.  Long-Term Debt

Long-term debt consisted of the following:

	December 31,
	2013	2012
U.S. credit agreement - revolving credit line	$90.0	$50.0
U.S. credit agreement - term loan	98.0	110.0
U.K. credit agreement — revolving credit line	106.0	48.7
U.K. credit agreement — term loan	29.8	39.0
U.K. credit agreement — overdraft line of credit	—	6.8
5.75% senior subordinated notes due 2022	550.0	550.0
Car rental revolver	86.9	23.2
Working capital loan agreement	—	—
Mortgage facilities	118.6	104.0
Other	3.9	4.8
Total long-term debt	$1,083.2	$936.6
Less: current portion	(50.0)	(19.5)
Net long-term debt	$1,033.2	$917.1

Scheduled maturities of long-term debt for each of the next five years and thereafter are as follows:

2014	$50.0
2015	186.7
2016	194.9
2017	46.6
2018	2.9
2019 and thereafter	602.1
Total long-term debt reported	$1,083.2

U.S. Credit Agreement

We are party to a credit agreement with Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation, as amended (the “U.S. credit agreement”), which provides for up to $375.0 million in revolving loans for working capital, acquisitions, capital expenditures, investments and other general corporate purposes, a non-amortizing term loan with a remaining balance of $98.0 million and for an additional $10.0 million of availability for letters of credit, through September 2016. The revolving loans bear interest at a defined LIBOR plus 2.25%, subject to an incremental 1.25% for uncollateralized borrowings in excess of a defined borrowing base. The term loan, which bears interest at defined LIBOR plus 2.25%, may be prepaid at any time, but then may not be re-borrowed.

The U.S. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our domestic subsidiaries and contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. We are also required to comply with specified financial and other tests and ratios, each as defined in the U.S. credit agreement, including: a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity and a ratio of debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed.

The U.S. credit agreement also contains typical events of default, including change of control, non-payment of obligations and cross-defaults to our other material indebtedness. Substantially all of our domestic assets are subject to security interests granted to lenders under the U.S. credit agreement. As of December 31, 2013, $98.0 million of term loans, $90.0 million of revolving loans, and no letters of credit were outstanding under the U.S. credit agreement. We repaid $12.0 million and $17.0 under the term loan in 2013 and 2012, respectively.

U.K. Credit Agreement

Our subsidiaries in the U.K. (the “U.K. subsidiaries”) are party to a £100.0 million revolving credit agreement with the Royal Bank of Scotland plc (RBS) and BMW Financial Services (GB) Limited, and an additional £10.0 million demand overdraft line of credit with RBS (collectively, the “U.K. credit agreement”) to be used for working capital, acquisitions, capital expenditures, investments and general corporate purposes through November 2015. The revolving loans bear interest between defined LIBOR plus 1.35% and defined LIBOR plus 3.0% and the demand overdraft line of credit bears interest at the Bank of England Base Rate plus 1.75%. As of December 31, 2013, outstanding loans under the U.K. credit agreement amounted to £64.0 million ($106.0 million).

The U.K. Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by our U.K. subsidiaries, and contains a number of significant covenants that, among other things, restrict the ability of our U.K. subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, our U.K. subsidiaries are required to comply with defined ratios and tests, including: a ratio of earnings before interest, taxes, amortization, and rental payments (“EBITAR”) to interest plus rental payments, a measurement of maximum capital expenditures, and a debt to EBITDA ratio. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of any amounts owed.

The U.K. credit agreement also contains typical events of default, including change of control and non-payment of obligations and cross-defaults to other material indebtedness of our U.K. subsidiaries. Substantially all of our U.K. subsidiaries’ assets are subject to security interests granted to lenders under the U.K. credit agreement. In July 2013, we amended the U.K. credit agreement and U.K. term loan to provide the U.K. subsidiaries with covenant flexibility to fund the purchase of our commercial vehicle business and operate the subsidiaries acquired.

In 2012, our U.K. subsidiaries entered into a separate agreement with RBS, as agent for National Westminster Bank plc, providing for a £30.0 million term loan which was used for working capital and an acquisition. The term loan is repayable in £1.5 million quarterly installments through 2015 with a final payment of £7.5 million due on December 31, 2015. The term loan bears interest between 2.675% and 4.325%, depending on the U.K. subsidiaries’ ratio of net borrowings to earnings before interest, taxes, depreciation and amortization (as defined). As of December 31, 2013, the amount outstanding under the U.K. term loan was £18.0 million ($29.8 million).

5.75% Senior Subordinated Notes

In August 2012, we issued $550.0 million in aggregate principal amount of 5.75% Senior Subordinated Notes due 2022 (the “5.75% Notes”).

Interest on the 5.75% Notes is payable semi-annually on April 1 and October 1 of each year. The 5.75% Notes mature on October 1, 2022, unless earlier redeemed or purchased by us. The 5.75% Notes are our unsecured senior subordinated obligations and are guaranteed on an unsecured senior subordinated basis by our existing 100% owned domestic subsidiaries. The 5.75% Notes also contain customary negative covenants and events of default.

On or after October 1, 2017, we may redeem the 5.75% Notes for cash at the redemption prices noted in the indenture, plus any accrued and unpaid interest. We may also redeem up to 40% of the 5.75% Notes using the proceeds of specified equity offerings at any time prior to October 1, 2015 at a price specified in the indenture.

If we experience certain “change of control” events specified in the indenture, holders of the 5.75% Notes will have the option to require us to purchase for cash all or a portion of their notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest. In addition, if we make certain asset sales and do not reinvest the proceeds thereof or use such proceeds to repay certain debt, we will be required to use the proceeds of such asset sales to make an offer to purchase the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest.

Car Rental Revolver

We are party to a credit agreement with Toyota Motor Credit Corporation that currently provides us with up to $200.0 million in revolving loans for the acquisition of rental vehicles. The revolving loans bear interest at three-month LIBOR plus 2.50%. This agreement provides the lender with a secured interest in the vehicles and our car rental operations’ other assets, requires us to make monthly curtailment payments (prepayments of principal) and expires in October 2015. Vehicle principal balances must be paid in full within twelve to twenty-four months, depending on the year, make and model of the vehicle. As of December 31, 2013, outstanding loans under the car rental revolver amounted to $86.9 million.

Working Capital Loan Agreement

In December 2013 we entered into a working capital loan agreement with Mercedes-Benz Financial Services Australia Pty Ltd that provides us with up to AU $28.0 million ($25.0 million) of working capital availability. This agreement provides the lender with a secured interest in certain inventory and receivables of our commercial vehicle business. The loan bears interest at the Australian BBSW 30-day Bill Rate plus 2.35%. As of December 31, 2013, no loans were outstanding under the working capital loan agreement.

Mortgage Facilities

We are party to several mortgages which bear interest at defined rates and require monthly principal and interest payments. These mortgage facilities also contain typical events of default, including non-payment of obligations, cross-defaults to our other material indebtedness, certain change of control events, and the loss or sale of certain franchises operated at the properties. Substantially all of the buildings and improvements on the properties financed pursuant to the mortgage facilities are subject to security interests granted to the lender. As of December 31, 2013, we owed $118.6 million of principal under our mortgage facilities.

10.  Derivatives and Hedging

We periodically use interest rate swaps to manage interest rate risk associated with our variable rate floor plan debt. We are party to interest rate swap agreements through December 2014 pursuant to which the LIBOR portion of $300.0 million of our floating rate floor plan debt is fixed at a rate of 2.135% and $100.0 million of our floating rate floor plan debt is fixed at a rate of 1.55%. We may terminate these agreements at any time, subject to the settlement of the then current fair value of the swap arrangements.

We used Level 2 inputs to estimate the fair value of the interest rate swap agreements. As of December 31, 2013 and 2012, the fair value of the swaps designated as hedging instruments was estimated to be a liability of $7.7 million and $14.3 million, respectively. During 2013 and 2012, there was no hedge ineffectiveness recorded in our income statement. During the year ended December 31, 2013, the swaps increased the weighted average interest rate on our floor plan borrowings by approximately 31 basis points.

Our commercial vehicle business sells vehicles and parts purchased from manufacturers in the U.S., Germany, and the U.K. In order to protect against exchange rate movements, we enter into forward foreign exchange contracts against anticipated cash flows. The contracts are timed to mature when major shipments are scheduled to arrive in Australia and when receipt of payment from customers is expected. We classify our forward foreign exchange contracts as cash flow hedges and state them at fair value. We used Level 2 inputs to estimate the fair value of the forward foreign exchange contracts. The fair value of the contracts designated as hedging instruments was estimated to be an asset of $2.2 million as of December 31, 2013.

11.  Commitments and Contingent Liabilities

We are involved in litigation which may relate to claims brought by governmental authorities, issues with customers, and employment related matters, including class action claims and purported class action claims. As of December 31, 2013, we were not party to any legal proceedings, including class action lawsuits, that, individually or in the aggregate, are reasonably expected to have a material adverse effect on our results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our results of operations, financial condition or cash flows.

We have historically structured our operations so as to minimize ownership of real property. As a result, we lease or sublease substantially all of our facilities. These leases are generally for a period of between five and 20 years, and are typically structured to include renewal options at our election. We estimate the total rent obligations under these leases, including any extension periods we may exercise at our discretion and assuming constant consumer price indices, to be $4.9 billion. Pursuant to the leases for some of our larger facilities, we are required to comply with specified financial ratios, including a “rent coverage” ratio and a debt to EBITDA ratio, each as defined. For these leases, non-compliance with the ratios may require us to post collateral in the form of a letter of credit. A breach of the other lease covenants gives rise to certain remedies by the landlord, the most severe of which include the termination of the applicable lease and acceleration of the total rent payments due under the lease. As of December 31, 2013, we were in compliance with all covenants under these leases.

Minimum future rental payments required under operating leases in effect as of December 31, 2013 are as follows:

2014	$191.5
2015	192.6
2016	191.3
2017	191.2
2018	189.7
2019 and thereafter	3,948.1
$4,904.4

Rent expense for the years ended December 31, 2013, 2012, and 2011 amounted to $179.1 million, $169.2 million, and $161.3 million, respectively. Of the total rental payments, $0.1 million, $0.2 million, and $0.4 million, respectively, were made to related parties during 2013, 2012, and 2011, respectively (See Note 12).

We have sold a number of dealerships to third parties and, as a condition to certain of those sales, remain liable for the lease payments relating to the properties on which those businesses operate in the event of non-payment by the buyer. We are also party to lease agreements on properties that we no longer use in our retail operations that we have sublet to third parties. We rely on subtenants to pay the rent and maintain the property at these locations. In the event the subtenant does not perform as expected, we may not be able to recover amounts owed to us and we could be required to fulfill these obligations. The aggregate rent paid by the tenants on those properties in 2013 was approximately $24.4 million, and, in aggregate, we currently guarantee or are otherwise liable for approximately $266.4 million of these lease payments, including lease payments during available renewal periods.

We hold a 9.0% limited partnership interest in PTL. Historically General Electric Credit Corporation (“GECC”) has provided PTL with a majority of its financing. PTL has refinanced all of its GECC indebtedness. As part of that refinancing, we and the other PTL partners created a new company (“Holdings”), which, together with GECC, co-issued $700.0 million of 3.8% senior unsecured notes due 2019 (the “Holdings Bonds”). GECC agreed to be a co-obligor of the Holdings Bonds in order to achieve lower interest rates on the Holdings Bonds. Additional capital contributions from the members may be required to fund interest and principal payments on the Holdings Bonds. In addition, we have agreed to indemnify GECC for 9.0% of any principal or interest that GECC is required to pay as co-obligor, and pay GECC an annual fee of approximately $0.95 million for acting as co-obligor. The maximum amount of our potential obligations to GECC under this agreement are 9.0% of the required principal repayment due in 2019 (which is expected to be $63.1 million) and 9.0% of interest payments under the Holdings Bonds, plus fees and default interest, if any.

Our floor plan credit agreement with Mercedes Benz Financial Services Australia (“MBA”) provides us revolving loans for the acquisition of commercial vehicles for distribution to our retail network. This facility includes a limited parent guarantee and a commitment to repurchase dealer vehicles in the event the dealer’s floor plan agreement with MBA is terminated.

We have $18.6 million of letters of credit outstanding as of December 31, 2013, and have posted $9.4 million of surety bonds in the ordinary course of business.

12.  Related Party Transactions

We are currently a tenant under a number of non-cancelable lease agreements with Automotive Group Realty, LLC and its subsidiaries (together “AGR”), which are subsidiaries of Penske Corporation. During 2013, 2012, and 2011, we paid $0.1 million, $0.2 million, and $0.4 million, respectively, to AGR under these lease agreements. From time to time, we may sell AGR real property and improvements that are subsequently leased by AGR to us. In addition, we may purchase real property or improvements from AGR. Any such transaction is valued at a price that is independently confirmed.

We sometimes pay to and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, or to reimburse payments made to third parties on each other’s behalf. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. During 2013, 2012, and 2011, Penske Corporation and its affiliates billed us $6.3 million, $5.3 million, and $4.9 million, respectively, and we billed Penske Corporation and its affiliates $24 thousand, $31 thousand, and $72 thousand, respectively, for such services. As of December 31, 2013 and 2012, we had $0 and $2 thousand of receivables and $0.6 million and $0.5 million of payables to Penske Corporation and its subsidiaries, respectively.

PAG, Penske Corporation and certain affiliates have entered into a joint insurance agreement which provides that, with respect to any joint insurance (such as our joint commercial crime insurance policy), available coverage with respect to a loss shall be paid to each party per occurrence as stipulated in the policies. In the event of losses by us and Penske Corporation that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid.

We are a 9.0% limited partner of PTL, a leading provider of transportation services and supply chain management. PTL is owned 41.1% by Penske Corporation, 9.0% by us and the remaining 49.1% is owned by direct and indirect subsidiaries of GECC. We are party to agreements among the other partners which, among other things, provide us with specified distribution and governance rights and restricts our ability to transfer our interests. In 2013, 2012, and 2011, we received $9.9 million, $18.5 million, and $7.8 million, respectively, from PTL in pro rata cash dividends.

We are also party to an agreement pursuant to which PTL subleases a portion of our dealership location in New Jersey for $60 thousand per year plus its pro rata share of certain property expenses. In 2009, PTL began hosting our disaster recovery site. Annual fees paid to PTL for this service are $46 thousand.

From time to time we enter into joint venture relationships in the ordinary course of business, pursuant to which we own and operate automotive dealerships together with other investors. We may also provide these dealerships with working capital and other debt financing at costs that are based on our incremental borrowing rate. As of December 31, 2013, our automotive joint venture relationships were as follows:

Location	Dealerships	Ownership Interest
Fairfield, Connecticut	Audi, Mercedes-Benz, Sprinter, Porsche, smart	83.57	%(A) (C)
Greenwich, Connecticut	Mercedes-Benz	80.00	%(B) (C)
Las Vegas, Nevada	Ferrari, Maserati	50.00	%(D)
Frankfurt, Germany	Lexus, Toyota	50.00	%(D)
Aachen, Germany	Audi, Lexus, Skoda, Toyota, Volkswagen, Citroën	50.00	%(D)
Northern Italy	BMW, MINI	70.00	%(C)

(A)       An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns a 16.43% interest in this joint venture which entitles the Investor to 20% of the joint venture’s operating profits. In addition, the Investor has an option to purchase up to a total 20% interest in the joint venture for specified amounts.

(B)       An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns a 20% interest in this joint venture which entitles the Investor to 20% of the joint venture’s operating profits.

(C)       Entity is consolidated in our financial statements.

(D)       Entity is accounted for using the equity method of accounting.

13.  Stock-Based Compensation

Key employees, outside directors, consultants and advisors of PAG are eligible to receive stock-based compensation pursuant to the terms of our 2012 Equity Incentive Plan. This plan allows for the issuance of shares for stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other awards. The plan is a three year plan which originally allowed for 2,000,000 awards of which, as of December 31, 2013, 1,510,463 shares of common stock were available for grant. Compensation expense related to these plans was $9.8 million, $6.8 million, and $6.0 million during the 2013, 2012, and 2011, respectively.

Restricted Stock

During 2013, 2012, and 2011, we granted 448,026, 431,339, and 392,283 shares, respectively, of restricted common stock at no cost to participants under the plan. The restricted stock provides the holder voting and forfeitable dividend rights prior to vesting. The shares are subject to forfeiture and are non-transferable, which restrictions generally lapse over a four year period from the grant date at a rate of 15%, 15%, 20% and 50% per year. We have determined that the grant date quoted market price of the underlying common stock is the appropriate measure of compensation cost. This cost is amortized as expense over the restriction period. As of December 31, 2013, there was $16.9 million of unrecognized compensation cost related to the restricted stock, which is expected to be recognized over the next four years.

Presented below is a summary of the status of our restricted stock as of December 31, 2012 and 2013, and changes during the year ended December 31, 2013:

	Shares	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value
December 31, 2012	979,022	$15.28
Granted	448,026	31.41
Vested	(244,059)	15.74
Forfeited	(14,789)	23.29
December 31, 2013	1,168,200	$23.75	$55.1

14.  Equity

During 2013, we acquired 410,000 shares of our outstanding common stock for $12.7 million, or an average of $30.93 per share, under our existing securities repurchase program. Also during 2013, we acquired 97,818 shares of our common stock for $3.1 million, or an average of $32.13 per share, from employees in connection with a net share settlement feature of employee equity awards. During 2012, we acquired 405,631 shares of our outstanding common stock for $9.8 million, or an average of $24.23 per share. During 2011, we acquired 2,449,768 shares of our outstanding common stock for $44.3 million, or an average of $18.07 per share. As of December 31, 2013, we have $85.6 million in authorization under the repurchase program.

15. Accumulated Other Comprehensive Income / (Loss)

Changes in accumulated other comprehensive income / (loss) by component and the reclassifications out of accumulated other comprehensive income / (loss) during the years ended December 31, 2013, 2012, and 2011 attributable to Penske Automotive Group common stockholders follows:

	Foreign Currency Translation	Other	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2011	$(12.1)	$12.0	$(0.1)
Other comprehensive income before reclassifications	(5.8)	(18.4)	(24.2)
Amounts reclassified from accumulated other comprehensive income - net of tax provision of $0.0	—	0.1	0.1
Net current-period other comprehensive income	(5.8)	(18.3)	(24.1)
Balance at December 31, 2011	(17.9)	(6.3)	(24.2)
Other comprehensive income before reclassifications	18.3	(5.1)	13.2
Amounts reclassified from accumulated other comprehensive income - net of tax provision of $2.8	—	4.2	4.2
Net current-period other comprehensive income	18.3	(0.9)	17.4
Balance at December 31, 2012	0.4	(7.2)	(6.8)
Other comprehensive income before reclassifications	11.9	3.0	14.9
Amounts reclassified from accumulated other comprehensive income - net of tax provision(benefit) of ($0.5) and $2.9, respectively	(0.9)	4.4	3.5
Net current-period other comprehensive income	11.0	7.4	18.4
Balance at December 31, 2013	$11.4	$0.2	$11.6

Within the amounts reclassified from accumulated other comprehensive income, the amounts associated with Other are included in floor plan interest expense, and the amounts associated with foreign currency translation are included in selling, general, and administrative expenses.

16.  Income Taxes

Income taxes relating to income from continuing operations consisted of the following:

	Year Ended December 31,
	2013	2012	2011
Current:
Federal	$6.8	$(17.5)	$15.0
State and local	5.0	1.1	3.5
Foreign	33.8	26.5	4.9
Total current	45.6	10.1	23.4
Deferred:
Federal	71.3	70.1	34.2
State and local	9.5	11.8	0.9
Foreign	(3.2)	1.4	12.1
Total deferred	77.6	83.3	47.2
Income taxes relating to continuing operations	$123.2	$93.4	$70.6

Income taxes relating to income from continuing operations varied from the U.S. federal statutory income tax rate due to the following:

	Year Ended December 31,
	2013	2012	2011
Income taxes relating to continuing operations at federal statutory rate of 35%	$130.4	$100.7	$85.8
State and local income taxes, net of federal taxes	8.5	7.0	1.7
Foreign	(15.7)	(12.2)	(0.9)
Uncertain tax positions	(0.2)	(1.4)	(16.1)
Other	0.2	(0.7)	0.1
Income taxes relating to continuing operations	$123.2	$93.4	$70.6

In 2011, a settlement was reached with the U.K. tax authorities in relation to tax enquiries for the years 2004 to 2009 in relation to one of the U.K. companies, which represented approximately $16.0 million of the net uncertain tax position provision adjustment.

The components of deferred tax assets and liabilities at December 31, 2013 and 2012 were as follows:

	2013	2012
Deferred Tax Assets
Accrued liabilities	$61.8	$51.2
Net operating loss carryforwards	13.7	14.1
Interest rate swap	3.1	5.7
Other	12.4	3.4
Total deferred tax assets	91.0	74.4
Valuation allowance	(14.6)	(14.6)
Net deferred tax assets	76.4	59.8
Deferred Tax Liabilities
Depreciation and amortization	(175.9)	(136.5)
Partnership investments	(219.0)	(178.6)
Convertible notes	(12.5)	(12.5)
Other	(1.3)	(0.5)
Total deferred tax liabilities	(408.7)	(328.1)
Net deferred tax liabilities	$(332.3)	$(268.3)

We do not provide for U.S. taxes relating to undistributed earnings or losses of our foreign subsidiaries. Income from continuing operations before income taxes of foreign subsidiaries (which subsidiaries are predominately in the U.K.) was $134.7 million, $117.0 million, and $98.4 million during 2013, 2012, and 2011, respectively. It is our belief that such earnings will be indefinitely reinvested in the companies that produced them. At December 31, 2013, we have not provided U.S. federal income taxes on a total temporary difference of $664.3 million related to the excess of financial reporting basis over tax basis in the foreign subsidiaries.

At December 31, 2013, we have $160.3 million of state net operating loss carryforwards in the U.S. that expire at various dates beginning in 2014 through 2033, U.S. federal and state credit carryforwards of $2.4 million that will not expire, U.K. net operating loss carryforwards of $0.3 million that will not expire, U.K. capital loss carryforwards of $5.5 million that will not expire, German net operating loss carryforwards of $11.6 million that will not expire and Italian net operating loss carryforwards of $0.4 million that will not expire. We utilized $39.1 million of federal net operating loss carryforwards and $48.0 million of state net operating loss carryforwards in the U.S. in 2013.

A valuation allowance of $3.1 million has been recorded against the state net operating loss carryforwards in the U.S. and a valuation allowance of $29 thousand has been recorded against the state credit carryforwards in the U.S. A valuation allowance of $3.6 million has been recorded as of December 31, 2013 against German net operating losses. A valuation allowance of $7.9 million has been recorded as of December 31, 2013 against U.K. deferred tax assets related to buildings.

Generally accepted accounting principles relating to uncertain income tax positions prescribe a minimum recognition threshold a tax position is required to meet before being recognized, and provides guidance on the derecognition, measurement, classification, and disclosure relating to income taxes. The movement in uncertain tax positions for the years ended December 31, 2013, 2012, and 2011 were as follows:

	2013	2012	2011
Uncertain tax positions — January 1	$14.7	$14.9	$36.1
Gross increase — tax position in prior periods	0.3	1.3	0.7
Gross decrease — tax position in prior periods	(0.8)	(0.8)	(19.1)
Gross increase — current period tax position	0.1	—	—
Settlements	(0.4)	(0.9)	(2.2)
Lapse in statute of limitations	(0.1)	(0.3)	(0.5)
Foreign exchange	0.2	0.5	(0.1)
Uncertain tax positions — December 31	$14.0	$14.7	$14.9

We have elected to include interest and penalties in our income tax expense. The total interest and penalties included within uncertain tax positions at December 31, 2013 was $2.7 million. We do not expect a significant change to the amount of uncertain tax positions within the next twelve months. Our U.S. federal returns remain open to examination for 2012 and various foreign and U.S. state jurisdictions are open for periods ranging from 2002 through 2012. The portion of the total amount of uncertain tax positions as of December 31, 2013 that would, if recognized, impact the effective tax rate was $14.0 million.

We have classified our tax reserves as a long-term obligation on the basis that management does not expect to make payments relating to those reserves within the next twelve months.

17.  Segment Information

Our operations are organized by management into operating segments by line of business and geography. We have determined that we have two reportable segments as defined in generally accepted accounting principles for segment reporting: (i) Retail, consisting of our automotive retail operations, and (ii) Other, consisting of our commercial vehicle operating segment, our car rental business operating segment, and our investments in non-automotive retail operations. The Retail reportable segment includes all automotive dealerships and all departments relevant to the operation of the dealerships and the retail automotive joint ventures. The individual dealership operations included in the Retail reportable segment have been grouped into four geographic operating segments: Eastern, Central, and Western United States and International. The geographic operating segments have been aggregated into one reportable segment as their operations (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). The accounting policies of the segments are the same and are described in Note 1.

The following table summarizes revenues, floor plan interest expense, other interest expense, debt discount amortization, depreciation, equity in earnings of affiliates, and income (loss) from continuing operations before certain non-recurring items and income taxes, which is the measure by which management allocates resources to its segments and which we refer to as adjusted segment income (loss), for each of our reportable segments. Adjusted segment income excludes the items in the table below in order to enhance the comparability of segment income from period to period.

	Retail	Other	Intersegment Elimination	Total
Revenues
2013	$14,390.7	$205.5	$(32.3)	$14,563.9
2012	12,957.9	4.0	(4.6)	12,957.3
2011	10,926.4	—	—	10,926.4
Floor plan interest expense
2013	$42.7	$0.6	$—	$43.3
2012	38.1	—	—	38.1
2011	26.6	—	—	26.6
Other interest expense
2013	$44.3	$3.4	$—	$47.7
2012	46.5	0.1	—	46.6
2011	44.1	—	—	44.1
Debt discount amortization
2013	$—	$—	$—	$—
2012	—	—	—	—
2011	1.7	—	—	1.7
Depreciation
2013	$59.8	$1.3	$—	$61.1
2012	52.9	—	—	52.9
2011	45.8	—	—	45.8
Equity in earnings of affiliates
2013	$4.9	$25.8	$—	$30.7
2012	3.3	24.3	—	27.6
2011	2.1	23.3	—	25.4
Adjusted segment income
2013	$338.3	$34.6	$(0.3)	$372.6
2012	281.9	23.7	(0.1)	305.5
2011	221.9	23.3	—	245.2

The following table reconciles total adjusted segment income to consolidated income from continuing operations before income taxes.

	Year Ended December 31,
	2013	2012	2011
Adjusted segment income	$372.6	$305.5	$245.2
Debt redemption costs	—	(17.8)	—
Income (loss) from continuing operations before income taxes	$372.6	$287.7	$245.2

Total assets, equity method investments, and capital expenditures by reporting segment are as set forth in the table below.

	Retail	Other	Intersegment Elimination	Total
Total assets
2013	$5,747.6	$668.2	$(0.3)	$6,415.5
2012	5,101.3	277.8	(0.1)	5,379.0
Equity method investments
2013	$81.6	$265.3	$—	$346.9
2012	53.3	249.9	—	303.2
Capital expenditures
2013	$169.6	$86.4	$—	$256.0
2012	152.0	9.9	—	161.9
2011	131.2	—	—	131.2

The following table presents certain data by geographic area:

	Year Ended December 31,
	2013	2012	2011
Sales to external customers:
U.S.	$9,324.8	$8,311.8	$7,061.3
Foreign	5,239.1	4,645.5	3,865.1
Total sales to external customers	$14,563.9	$12,957.3	$10,926.4
Long-lived assets, net:
U.S.	$1,163.2	$955.6
Foreign	447.8	381.9
Total long-lived assets	$1,611.0	$1,337.5

The Company’s foreign operations are predominantly based in the U.K.

18.  Summary of Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2013(1)(2)
Total revenues	$3,349.3	$3,630.6	$3,759.1	$3,824.9
Gross profit	526.6	559.5	571.1	581.4
Net income	58.0	62.5	65.5	59.7
Net income attributable to Penske Automotive Group common stockholders	57.7	62.0	65.3	59.2
Diluted earnings per share attributable to Penske Automotive Group common stockholders	$0.64	$0.69	$0.72	$0.66

2012(1)(2)
Total revenues	$3,105.9	$3,249.6	$3,279.2	$3,322.6
Gross profit	486.8	496.3	494.2	508.7
Net income	47.0	49.6	41.3	49.3
Net income attributable to Penske Automotive Group common stockholders	46.8	49.1	41.0	48.6
Diluted earnings per share attributable to Penske Automotive Group common stockholders	$0.52	$0.54	$0.45	$0.54

(1)                   As discussed in Note 4, we have treated the operations of certain entities as discontinued operations. The results for all periods have been restated to reflect such treatment.

(2)                   Per share amounts are calculated independently for each of the quarters presented. The sum of the quarters may not equal the full year per share amounts due to rounding.

19.  Condensed Consolidating Financial Information

The following tables include condensed consolidating financial information as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012, and 2011 for Penske Automotive Group, Inc. (as the issuer of the 5.75% Notes), guarantor subsidiaries and non-guarantor subsidiaries (primarily representing foreign entities). Guarantor subsidiaries are directly or indirectly 100% owned by PAG, and the guarantees are full and unconditional, and joint and several. The condensed consolidating financial information includes certain allocations of balance sheet, income statement and cash flow items which are not necessarily indicative of the financial position, results of operations and cash flows of these entities on a stand-alone basis.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2013

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries

Cash and cash equivalents	$49.8	$—	$—	$12.6	$37.2
Accounts receivable, net	600.8	(392.5)	392.5	382.1	218.7
Inventories	2,518.3	—	—	1,416.1	1,102.2
Other current assets	88.4	—	2.9	43.4	42.1
Assets held for sale	107.3	—	—	61.1	46.2

Total current assets	3,364.6	(392.5)	395.4	1,915.3	1,446.4
Property and equipment, net	1,232.2	—	4.0	800.0	428.2
Intangible assets	1,439.9	—	—	771.6	668.3
Equity method investments	346.9	—	295.0	—	51.9
Other long-term assets	31.9	(1,686.0)	1,697.4	5.2	15.3

Total assets	$6,415.5	$(2,078.5)	$2,391.8	$3,492.1	$2,610.1

Floor plan notes payable	$1,685.1	$—	$—	$1,009.4	$675.7
Floor plan notes payable — non-trade	901.6	—	128.2	445.7	327.7
Accounts payable	373.3	—	3.4	141.8	228.1
Accrued expenses	262.6	(392.5)	0.1	122.2	532.8
Current portion of long-term debt	50.0	—	—	39.5	10.5
Liabilities held for sale	59.7	—	—	31.0	28.7

Total current liabilities	3,332.3	(392.5)	131.7	1,789.6	1,803.5
Long-term debt	1,033.2	(123.5)	738.0	158.3	260.4
Deferred tax liabilities	361.4	—	—	337.6	23.8
Other long-term liabilities	166.5	—	—	68.8	97.7

Total liabilities	4,893.4	(516.0)	869.7	2,354.3	2,185.4
Total equity	1,522.1	(1,562.5)	1,522.1	1,137.8	424.7

Total liabilities and equity	$6,415.5	$(2,078.5)	$2,391.8	$3,492.1	$2,610.1

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2012

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries

Cash and cash equivalents	$43.8	$—	$—	$34.7	$9.1
Accounts receivable, net	545.1	(345.5)	345.5	360.4	184.7
Inventories	1,959.3	—	—	1,177.2	782.1
Other current assets	90.2	—	3.5	55.6	31.1
Assets held for sale	164.1	—	—	82.8	81.3

Total current assets	2,802.5	(345.5)	349.0	1,710.7	1,088.3
Property and equipment, net	1,013.7	—	4.5	631.6	377.6
Intangible assets	1,239.0	—	—	711.5	527.5
Equity method investments	303.2	—	252.8	—	50.4
Other long-term assets	20.6	(1,522.6)	1,535.9	4.9	2.4

Total assets	$5,379.0	$(1,868.1)	$2,142.2	$3,058.7	$2,046.2

Floor plan notes payable	$1,388.7	$—	$—	$877.6	$511.1
Floor plan notes payable — non-trade	710.4	—	112.1	343.8	254.5
Accounts payable	259.8	—	3.3	121.2	135.3
Accrued expenses	221.3	(345.5)	0.5	112.2	454.1
Current portion of long-term debt	19.5	—	—	9.8	9.7
Liabilities held for sale	95.9	—	—	42.1	53.8

Total current liabilities	2,695.6	(345.5)	115.9	1,506.7	1,418.5
Long-term debt	917.1	(76.0)	710.0	121.6	161.5
Deferred tax liabilities	287.8	—	—	260.4	27.4
Other long-term liabilities	162.2	—	—	84.6	77.6

Total liabilities	4,062.7	(421.5)	825.9	1,973.3	1,685.0
Total equity	1,316.3	(1,446.6)	1,316.3	1,085.4	361.2

Total liabilities and equity	$5,379.0	$(1,868.1)	$2,142.2	$3,058.7	$2,046.2

CONDENSED CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2013

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries

Revenues	$14,563.9	$—	$—	$8,620.1	$5,943.8
Cost of sales	12,325.3	—	—	7,228.1	5,097.2

Gross profit	2,238.6	—	—	1,392.0	846.6
Selling, general, and administrative expenses	1,744.6	—	21.4	1,060.1	663.1
Depreciation	61.1	—	1.8	35.2	24.1

Operating income (loss)	432.9	—	(23.2)	296.7	159.4
Floor plan interest expense	(43.3)	—	(9.6)	(19.7)	(14.0)
Other interest expense	(47.7)	—	(26.1)	(4.3)	(17.3)
Equity in earnings of affiliates	30.7	—	25.5	—	5.2
Equity in earnings of subsidiaries	—	(404.5)	404.5	—	—

Income from continuing operations before income taxes	372.6	(404.5)	371.1	272.7	133.3
Income taxes	(123.2)	134.3	(123.2)	(99.7)	(34.6)

Income from continuing operations	249.4	(270.2)	247.9	173.0	98.7
Loss from discontinued operations, net of tax	(3.7)	3.7	(3.7)	2.1	(5.8)

Net income	245.7	(266.5)	244.2	175.1	92.9
Other comprehensive income (loss), net of tax	18.9	(9.8)	18.9	4.0	5.8

Comprehensive income	264.6	(276.3)	263.1	179.1	98.7
Less: Comprehensive income attributable to the non-controlling interests	2.0	(0.5)	0.5	—	2.0

Comprehensive income attributable to Penske Automotive Group common stockholders	$262.6	$(275.8)	$262.6	$179.1	$96.7

CONDENSED CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2012

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries

Revenues	$12,957.3	$—	$—	$7,656.6	$5,300.7
Cost of sales	10,971.3	—	—	6,444.6	4,526.7

Gross profit	1,986.0	—	—	1,212.0	774.0
Selling, general, and administrative expenses	1,570.5	—	19.4	938.5	612.6
Depreciation	52.9	—	1.3	28.6	23.0

Operating income (loss)	362.6	—	(20.7)	244.9	138.4
Floor plan interest expense	(38.1)	—	(8.6)	(16.5)	(13.0)
Other interest expense	(46.6)	—	(29.5)	(0.4)	(16.7)
Equity in earnings of affiliates	27.6	—	24.0	—	3.6
Debt redemption costs	(17.8)	—	(17.8)	—	—
Equity in earnings of subsidiaries	—	(338.7)	338.7	—	—

Income from continuing operations before income taxes	287.7	(338.7)	286.1	228.0	112.3
Income taxes	(93.4)	110.7	(93.4)	(86.4)	(24.3)

Income from continuing operations	194.3	(228.0)	192.7	141.6	88.0
Loss from discontinued operations, net of tax	(7.1)	7.1	(7.1)	1.5	(8.6)

Net income	187.2	(220.9)	185.6	143.1	79.4
Other comprehensive income (loss), net of tax	17.6	(16.6)	17.6	1.0	15.6

Comprehensive income	204.8	(237.5)	203.2	144.1	95.0
Less: Comprehensive income attributable to non-controlling interests	1.9	(0.3)	0.3	—	1.9

Comprehensive income attributable to Penske Automotive Group common stockholders	$202.9	$(237.2)	$202.9	$144.1	$93.1

CONDENSED CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2011

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries

Revenues	$10,926.4	$—	$—	$6,496.3	$4,430.1
Cost of sales	9,193.8	—	—	5,414.3	3,779.5

Gross profit	1,732.6	—	—	1,082.0	650.6
Selling, general, and administrative expenses	1,394.6	—	19.0	863.3	512.3
Depreciation	45.8	—	1.3	25.1	19.4

Operating income (loss)	292.2	—	(20.3)	193.6	118.9
Floor plan interest expense	(26.6)	—	(1.4)	(13.6)	(11.6)
Other interest expense	(44.1)	—	(25.4)	(1.0)	(17.7)
Debt discount amortization	(1.7)	—	(1.7)	—	—
Equity in earnings of affiliates	25.4	—	23.0	—	2.4
Equity in earnings of subsidiaries	—	(269.7)	269.7	—	—

Income from continuing operations before income taxes	245.2	(269.7)	243.9	179.0	92.0
Income taxes	(70.6)	78.3	(70.7)	(51.9)	(26.3)

Income from continuing operations	174.6	(191.4)	173.2	127.1	65.7
Loss from discontinued operations, net of tax	3.7	(3.7)	3.7	4.8	(1.1)

Net income	178.3	(195.1)	176.9	131.9	64.6
Other comprehensive income (loss), net of tax	(24.1)	21.2	(24.1)	(9.6)	(11.6)

Comprehensive income	154.2	(173.9)	152.8	122.3	53.0
Less: Comprehensive income attributable to the non-controlling interests	1.4	—	—	—	1.4

Comprehensive income attributable to Penske Automotive Group common stockholders	$152.8	$(173.9)	$152.8	$122.3	$51.6

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2013

	Total Company	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries

Net cash from (used in) continuing operating activities	$312.1	$46.6	$28.7	$236.8

Investing activities:
Purchase of property and equipment	(169.6)	(1.4)	(111.4)	(56.8)
Purchase of car rental vehicles	(86.4)	—	(86.4)	—
Acquisitions, net	(338.1)	—	(127.5)	(210.6)
Other	6.7	(17.5)	19.9	4.3

Net cash from (used in) continuing investing activities	(587.4)	(18.9)	(305.4)	(263.1)

Financing activities:
Net borrowings (repayments) of long-term debt	144.8	28.0	66.4	50.4
Net (repayments) borrowings of floor plan notes payable — non-trade	191.3	16.1	181.3	(6.1)
Repurchase of common stock	(15.8)	(15.8)	—	—
Dividends	(56.0)	(56.0)	—	—
Distributions from (to) parent	—	—	0.9	(0.9)
Other	0.2	—	—	0.2

Net cash from (used in) continuing financing activities	264.5	(27.7)	248.6	43.6

Net cash from discontinued operations	16.8	—	6.0	10.8

Net change in cash and cash equivalents	6.0	—	(22.1)	28.1
Cash and cash equivalents, beginning of period	43.8	—	34.7	9.1

Cash and cash equivalents, end of period	$49.8	$—	$12.6	$37.2

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2012

	Total Company	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries

Net cash from (used in) continuing operating activities	$323.5	$45.5	$125.8	$152.2

Investing activities:
Purchase of equipment and improvements	(152.0)	(1.1)	(101.4)	(49.5)
Purchase of car rental vehicles	(9.9)	—	(9.9)	—
Proceeds from sale-leaseback transactions	1.6	—	—	1.6
Acquisitions, net	(250.2)	—	(115.8)	(134.4)
Other	8.8	(3.3)	4.8	7.3

Net cash from (used in) continuing investing activities	(401.7)	(4.4)	(222.3)	(175.0)

Financing activities:
Repurchase of 3.5% senior subordinated convertible notes	(62.7)	(62.7)	—	—
Issuance of 5.75% senior subordinated notes	550.0	550.0	—	—
Repurchase of 7.75% senior subordinated notes	(390.8)	(390.8)	—	—
Net borrowings (repayments) of long-term debt	(28.5)	(98.9)	50.9	19.5
Net borrowings (repayments) of floor plan notes payable — non-trade	70.5	21.2	41.6	7.7
Repurchases of common stock	(9.8)	(9.8)	—	—
Dividends	(41.5)	(41.5)	—	—
Payment of deferred financing fees	(8.6)	(8.6)	—	—
Other	(1.1)	—	—	(1.1)
Distributions from (to) parent	—	—	5.2	(5.2)

Net cash from (used in) continuing financing activities	77.5	(41.1)	97.7	20.9

Net cash from (used in) discontinued operations	17.7	—	7.7	10.0

Net change in cash and cash equivalents	17.0	—	8.9	8.1
Cash and cash equivalents, beginning of period	26.8	—	25.8	1.0

Cash and cash equivalents, end of period	$43.8	$—	$34.7	$9.1

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2011

	Total Company	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries

Net cash from (used in) continuing operating activities	$134.3	$(39.4)	$186.1	$(12.4)

Investing activities:
Purchase of equipment and improvements	(131.2)	(1.3)	(75.6)	(54.3)
Acquisitions, net	(232.1)	—	(194.3)	(37.8)
Other	2.9	—	—	2.9

Net cash from (used in) continuing investing activities	(360.4)	(1.3)	(269.9)	(89.2)

Financing activities:
Repurchase of 3.5% senior subordinated convertible notes	(87.3)	(87.3)	—	—
Net borrowings (repayments) of long-term debt	155.2	125.0	18.4	11.8
Net borrowings (repayments) of floor plan notes payable — non-trade	197.0	65.9	34.9	96.2
Proceeds from exercises of options, including excess tax benefit	3.4	3.4	—	—
Repurchases of common stock	(44.3)	(44.3)	—	—
Dividends	(22.0)	(22.0)	—	—
Distributions from (to) parent	—	—	6.1	(6.1)

Net cash from (used in) continuing financing activities	202.0	40.7	59.4	101.9

Net cash from discontinued operations	32.8	—	34.4	(1.6)

Net change in cash and cash equivalents	8.7	—	10.0	(1.3)
Cash and cash equivalents, beginning of period	18.1	—	15.8	2.3

Cash and cash equivalents, end of period	$26.8	$—	$25.8	$1.0